Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 1, 2013, relating to the consolidated financial statements of MetroPCS Communications, Inc. and subsidiaries, and the effectiveness of MetroPCS Communications, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of MetroPCS Communications, Inc. for the year ended December 31, 2012 and the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

June 18, 2013